Exhibit 99.1

AN2 Therapeutics Reports Second Quarter 2023 Financial Results and Recent Highlights

Sufficient patients in screening expected to complete enrollment in Phase 2 portion of pivotal Phase 2/3 study of epetraborole in treatment-refractory Mycobacterium avium complex (MAC) lung disease

Expected initiation of Phase 3 portion of pivotal Phase 2/3 study in September

Menlo Park, CA – August 10, 2023 – AN2 Therapeutics, Inc. (Nasdaq: ANTX), a clinical-stage biopharmaceutical company focused on developing treatments for rare, chronic, and serious infectious diseases with high unmet needs, today reported financial results for the quarter ended June 30, 2023.

“We’re pleased with the accelerated pace of enrollment in our pivotal Phase 2/3 study evaluating epetraborole for treatment-refractory MAC lung disease and believe we currently have sufficient patients in screening to initiate Phase 3 next month, immediately after we complete enrollment in the Phase 2 portion of the study. Continued momentum in the Asia-Pacific region coupled with the modifications we made to our clinical trial protocol had a positive impact on study enrollment,” said Eric Easom, Co- Founder, President and Chief Executive Officer. “With over $95 million in cash and cash equivalents, including proceeds from the at-the-market transaction closed during the quarter, we believe we are capitalized through the expected data readout of the Phase 2 portion of our pivotal trial and through the end of 2024. We remain committed to our vision of developing therapeutics to treat rare chronic and serious infectious diseases in areas of high unmet medical need.”

Second Quarter & Recent Business Updates:

Advanced Epetraborole Pivotal Phase 2/3 Clinical Study.

The Company is currently enrolling its Phase 2/3 pivotal trial evaluating once-daily, oral epetraborole for treatment-refractory MAC lung disease at over 90 active clinical sites across the U.S., Japan, South Korea, and Australia. AN2 expects to complete enrollment in the Phase 2 portion of the study and to begin Phase 3 in September. The Company expects to announce top-line data from the Phase 2 portion of the study in summer 2024.

Selected Second Quarter Financial Results

•
Research and Development (R&D) Expenses: R&D expenses increased for the three months ended June 30, 2023, compared to the same period during 2022 due to increased clinical trial expenses, personnel-related expenses, chemistry manufacturing and controls costs and other expenses, partially offset by lower preclinical and research study expenses.
•
General and Administrative (G&A) Expenses: G&A expenses decreased for the three months ended June 30, 2023, compared to the same period during 2022 due to a decrease in insurance costs and professional service fees.
•
Other Income, Net: Other income, net was $0.8 million for the three months ended June 30, 2023, compared to $0.2 million in the prior year.
•
Net loss: Net loss was $15.8 million for the three months ended June 30, 2023, compared to $10.1 million in the prior year.
•
Cash Position: On June 26, 2023, the Company sold an aggregate of 2,502,000 shares of the Company’s common stock at a purchase price of $8.00 per share under its existing at-the-market offering. This resulted in aggregate gross proceeds to the Company of approximately $20 million. The Company expects that current cash, cash equivalents and investments of $95.3 million at June 30, 2023, will be sufficient to fund its operating expenses through the expected data readout of the Phase 2 portion of its pivotal Phase 2/3 trial in treatment-refractory MAC lung disease and through the end of 2024.

About AN2 Therapeutics, Inc.

AN2 Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing treatments for rare, chronic, and serious infectious diseases with high unmet needs. Our initial candidate is epetraborole, which we are studying as a once-daily, oral treatment with a novel mechanism of action for patients with nontuberculous mycobacteria (NTM) lung disease, a rare, chronic, and progressive infectious disease caused by bacteria known as mycobacteria, that leads to irreversible lung damage and can be fatal. For more information, please visit our website at www.an2therapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding: the timing, progress, and anticipated results from AN2's Phase 2/3 pivotal clinical trial; anticipated timing of enrollment in Phase 2 and Phase 3 portions of the Phase 2/3 pivotal trial of epetraborole in treatment-refractory MAC lung disease; anticipated timing of the data readout of the Phase 2 portion of AN2’s pivotal Phase 2/3 trial; AN2's anticipated progress, business plans, business strategy and planned clinical trials; the potential clinical benefits and therapeutic potential of epetraborole; AN2's estimated cash runway, and planned usage and the timing of use of its capital resources; ability of AN2 to expand into other geographies; and other statements that are not historical fact. These statements are based on AN2's current estimates, expectations, plans, objectives, and intentions, are not guarantees of future performance and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, but are not limited to, risks and uncertainties related to: the continuing effects of the COVID-19 pandemic; macroeconomic conditions; AN2's ability to progress enrollment in its Phase 2/3 pivotal clinical trial of epetraborole; the ability of AN2 to effectively and timely make amendments to the Phase 2/3 pivotal trial design pursuant to additional FDA feedback; timely enrollment of patients in its current and future clinical trials; AN2's ability to procure sufficient supply of its product candidate for its existing and future clinical trials; the potential for results from clinical trials to differ from preclinical, early clinical, preliminary or expected results; significant adverse events, toxicities or other undesirable side effects associated with AN2's product candidate; the significant uncertainty associated with AN2's product candidate ever receiving any regulatory approvals; AN2's ability to obtain, maintain or protect intellectual property rights related to its current and future product candidates;implementation of AN2's strategic plans for its business and current and future product candidates; the sufficiency of AN2's capital resources and need for additional capital to achieve its goals;and other risks, including those described under the heading “Risk Factors” in AN2's reports to be filed with the SEC, including AN2’s Report on Form 10-Q for the quarter ended June 30, 2023. These filings, when available, are available on the investor relations section of our website at investor.an2therapeutics.com and on the SEC's website at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and AN2 undertakes no duty to update such information except as required under applicable law.

Company Contacts:

Lucy O. Day

Chief Financial Officer

l.day@an2therapeutics.com

Anne Bowdidge

Investor Relations

abowdidge@an2therapeutics.com

AN2 THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$13,538	$6,698	$25,523	$12,331
General and administrative	3,063	3,635	7,117	5,685
Total operating expenses	16,601	10,333	32,640	18,016
Loss from operations	(16,601)	(10,333)	(32,640)	(18,016)
Other income, net	797	213	1,513	241
Net loss	(15,804)	(10,120)	(31,127)	(17,775)
Accretion to redemption value and cumulative dividends on preferred stock	—	—	—	(1,820)
Net loss attributable to common stockholders	$(15,804)	$(10,120)	$(31,127)	$(19,595)
Net loss per share attributable to common stockholders, basic and diluted	$(0.81)	$(0.53)	$(1.60)	$(1.74)
Weighted-average number of shares used in computing net loss per share, basic and diluted	19,497,494	19,258,066	19,442,010	11,263,804
Other comprehensive loss:
Unrealized gain (loss) on investments	56	(202)	255	(333)
Comprehensive loss	$(15,748)	$(10,322)	$(30,872)	$(18,108)

AN2 THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	June 30, 2023 (unaudited)	December 31, 2022
Assets
Cash and cash equivalents	$40,812	$27,219
Short-term investments	54,446	68,840
Prepaid expenses and other current assets	2,948	2,562
Long-term investments	—	3,219
Other assets, long-term	720	720
Total assets	$98,926	$102,560

Liabilities and stockholders’ equity
Accounts payable	$3,131	$2,122
Other current liabilities	8,030	5,064
Other liabilities, long-term	1	2
Total liabilities	11,162	7,188
Stockholders’ equity	87,764	95,372
Total liabilities and stockholders’ equity	$98,926	$102,560